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                                                                    EXHIBIT 99.1



  Women First Exploring Strategic Alternatives to Address Financial Challenges

- Announces Hiring of Miller Buckfire Lewis Ying as Exclusive Financial Advisor
           - Announces Estimated Fourth Quarter and Year-End Results

SAN DIEGO - March 16, 2004 - Women First HealthCare, Inc. (Nasdaq: WFHC), a specialty pharmaceutical company, today announced that it is exploring various strategic alternatives for the Company, including selling the Company or some or all of its pharmaceutical products or license rights, restructuring the Company's outstanding indebtedness and raising financing for the Company. The Company also announced that it has retained Miller Buckfire Lewis Ying & Co., LLC ("MBLY") as its exclusive financial advisor to assist the Company in these efforts.

Cash Position and Going Concern Qualification

The Company had $2.67 million in cash and cash equivalents as of February 29, 2004 and its working capital was in a deficit position of approximately $58.0 million, including long-term debt classified as current liabilities of approximately $39.1 million. The Company has estimated the timing and amounts of cash receipts and disbursements over the next two months, and believes that unless it is able to raise additional financing it may not have adequate cash to meet its working capital and debt service needs beyond mid-April 2004. The Company and MBLY have begun discussions with the Company's senior lenders to obtain a forbearance agreement to defer near-term interest payments, address likely future covenant violations and additional financing needs, but there can be no assurance that the senior lenders will grant such forbearance or that such additional financing will be available. If the Company is unsuccessful in promptly implementing a transaction to sell the Company or some or all of its assets or in obtaining additional financing, the Company may be forced to withhold payment to suppliers, debt holders and others. In such a case, the Company could be required to file for bankruptcy protection, and there can be no assurance as to the extent of the financial recovery that the Company's common stockholders would receive.

As of December 31, 2003 and February 29, 2004, the Company remained in compliance with the financial covenants applicable to its outstanding senior notes. However, the Company does not anticipate that it will be in compliance with its covenant requirements for the quarter ending March 31, 2004. If the Company fails to comply with the covenants governing its indebtedness, the lenders may elect to accelerate the Company's indebtedness and foreclose on the collateral pledged to secure the indebtedness.

Although the Company's auditors have not yet completed their audit of the Company's 2003 financial statements, the Company expects that the auditors will include in their audit opinion a paragraph expressing substantial doubt about the Company's ability to continue as a going concern.

Strategic Alternatives and Cash Conservation Measures

In order to address the Company's current debt service requirements and working capital needs, the Company's strategic priorities continue to be: (i) identify an acquisition or merger partner with interest in acquiring the Company or all or a significant portion of the Company's assets; (ii) identify and implement measures to conserve the Company's existing cash resources, (iii) restructure the Company's existing indebtedness and (iv) raise sufficient capital to satisfy its working capital and debt service requirements for the foreseeable future. Specifically, the Company is considering the sale of both strategic and non-strategic products. Although the Company has received indications of interest from potential acquirors of one or more of the Company's pharmaceutical products and potential sources of financing, the Company does not have any definitive agreements in place.

The Company intends to shut down its As We Change(TM), LLC mail order and internet catalog business by March 31, 2004 and has begun implementing other cash conservation measures.
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Fourth Quarter and Full Year 2003 Results

The Company estimates that its net revenues (including revenue from its As We Change subsidiary) for the fourth quarter of 2003 to be between $1.3 million and $2.3 million compared to net revenues of $11.6 million in the fourth quarter of 2002. The Company estimates its net revenues (including the As We Change subsidiary results) for the full year 2003 at between $9.5 million and $10.5 million as compared to net revenues of $48.6 million for the same period in 2002. The estimated net loss applicable to common stockholders for the fourth quarter, including estimated non-cash impairment charges on product rights and goodwill of approximately $22.0 million, ranges between $33.5 million and $34.5 million, or between $1.26 and $1.30 per share, compared to a net loss applicable to common stockholders of $6.8 million, or $0.30 per share, for the fourth quarter of 2002. For the year ended December 31, 2003, the estimated net loss applicable to common stockholders is between $73.0 million and $74.0 million, or a net loss per share applicable to common stockholders of $2.89 to $2.93 per share.

The decreases from the year ago periods resulted primarily from the adequacy of the products in the distribution channel in 2003 to satisfy declining prescription demand for the Company's products, other than for Esclim(TM), and impairment charges taken by the Company with respect to intangible assets. The Company's current cash shortage has resulted primarily from its failure to establish positive cash flows from operations, its lack of success in its efforts to divest non-strategic product rights and implement other divestiture activities, use of cash to make debt service requirements, and inability to secure co-promotion and investment contracts with third parties.

Non-cash impairment charges in the fourth quarter of 2003 include $19.3 million of charges related to the impairment of product rights and $2.7 million of charges related to the write-off of all intangible assets associated with the As We Change national mail order catalog business because of the Company's decision to discontinue such operations by March 31, 2004.

Nasdaq Listing

In light of the estimated losses described above, the Company believes that it will not comply with the Nasdaq National Market listing requirements as of December 31, 2003. Specifically, the Company does not believe it will satisfy the requirement that it maintain at least $10 million of stockholders' equity. The Company had $10.0 million of stockholders equity at the end of the third quarter of 2003 and expects an estimated stockholders' deficit between $23.8 million and $24.8 million as of December 31, 2003. If the Company's common stock were to be delisted from the Nasdaq National Market as a result of the Company's failure to satisfy the minimum stockholders' equity requirement, the Company would seek to have its shares listed on the OTC Bulletin Board. The delisting of the Company's common stock from the Nasdaq National Market could have a material adverse effect on the market price of, and the efficiency of the trading market for, the Company's common stock.

Delay in Filing Form 10-K

Management has been required to devote substantially all of its time and attention to the strategic alternatives described above for the past several weeks. As a result, the Company intends to request a 15-day extension of the deadline for the filing of its Annual Report on Form 10-K for the year ended December 31, 2003 from March 15, 2004 to March 30, 2004.

About Women First HealthCare, Inc.

Women First HealthCare Inc. (Nasdaq: WFHC) is a San Diego-based specialty pharmaceutical company. Founded in 1996, its mission is to help midlife women make informed choices regarding their health care and to provide pharmaceutical products -- the company's primary emphasis -- and lifestyle products to meet their needs. Women First HealthCare is specifically targeted to women age 40+ and their clinicians. Further information about Women First HealthCare can be found online at www.womenfirst.com, About Us and Investor Relations.



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About Miller Buckfire Lewis Ying & Co., LLC

Miller Buckfire Lewis Ying & Co., LLC ("MBLY") is a leading independent investment banking boutique firm providing strategic and financial advisory services in large-scale corporate restructuring, mergers and acquisitions and privately placed financing transactions. MBLY's professionals have represented more than 100 companies and restructured more than $160 billion in debt obligations. Services provided by MBLY include mergers and acquisition advisory services, private equity and debt placement services, valuation and debt capacity analysis, capital structure design and restructuring plan formulation and negotiation. The 45-member firm is based in New York.

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan" and "would." Such forward-looking statements are subject to various risks, and Women First HealthCare Inc. cautions you that any forward-looking information is not a guarantee of future performance. Women First HealthCare Inc. disclaims any intent or obligation to update these forward-looking statements. Actual results could differ materially due to a number of factors, including (i) if we overestimate demand for our products we could be required to write off inventories and/or increase our reserves, and if we underestimate demand we might not be able to fulfill orders for our products; (ii) if our assumptions about our cash generation and usage are incorrect, we may be forced to withhold payment to suppliers, debt holders and others and to file for bankruptcy protection, which could diminish completely the value of an investment in our common stock; (iii) we may not maintain compliance with the new covenant levels established with respect to the senior secured notes; (iv) we have incurred significant losses since we were founded in November 1996, and if midlife women do not use, and their clinicians do not recommend, the products we offer, we will experience losses in the future; (v) there is a limited market awareness of our company and the products and services we offer; (vi) we may not be able to identify appropriate acquisition, licensing or co-promotion candidates in the future or to take advantage of the opportunities we identify; (vii) we and our products face significant competition; (viii) our products may not achieve or maintain market acceptance for a variety of reasons, including as a result of recent research published by the National Cancer Institute and the National Institutes of Health concerning estrogen replenishment therapy and combination estrogen/progestin hormonal replenishment therapy in healthy menopausal women, respectively; (ix) if we do not successfully manage any growth we experience, we may experience increased expenses without corresponding revenue increases; (x) we are dependent on single sources of supply for all of the products we offer;
(xi) reduced consumer confidence could adversely affect sales by our Consumer Business Division; (xii) our third party suppliers and licensors may terminate their agreements with us earlier than we expect, and as a result we may be unable to continue to market and sell the related pharmaceutical products on an exclusive basis or at all; (xiii) if we overestimate demand for our products, we may be required to write off inventories and/or increase our reserves in future periods, (xiv) we have incurred significant debt obligations which will require us to make debt service payments in the future; and (xv) additional factors set forth in the company's Securities and Exchange Commission filings including its Annual Report on Form 10-K for the period ended December 31, 2002 and its Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003.



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